Filing pursuant to Rule 433,

Filing No. 333-130439-06

From: lehabs@bloomberg.net [mailto:lehabs@bloomberg.net]

Sent: Wednesday, April 11, 2007 3:01 PM

Subject: ABS NEW ISSUE - $1.5B AMERICREDIT 2007-B-F **PXING DETAILS**

ABS NEW ISSUE — $1.5B AMERICREDIT 2007-B-F ** FULL PRICING DETAILS**
SYNDICATE:	LEADS — LEH/DB/JPM; COS—BAR/CS/UBS
STRUCTURE:	FSA WRAPPED AUTO ABS
TIMING:	PRICED

CL	SIZE	MDY/S&P/FCH	WAL	WINDOW	LFM	BENCH	SPRD	YIELD	COUP	PRICE
A1	$275.0	P-1/A-1+/F1+	0.22	05/07-10/07	05/08	iLIB	-3	5.3196	5.3196	100.00
A2	435.0	Aaa/AAA /AAA	1.00	10/07-11/08	01/11	EDSF	+4	5.376	5.31	99.99370
A3A	150.0	Aaa/AAA /AAA	2.04	11/08-11/09	04/12	SWAPS	+10	5.226	5.16	99.98095
A3B	190.0	Aaa/AAA /AAA	2.04	11/08-11/09	04/12	1M L	+2			100.00
A4	450.0	Aaa/AAA /AAA	3.31	11/09-01/11	12/13	1M L	+5			100.00

NB	— SETTLES 04/19/07, FLAT; FIRST PAY 05/07/07
—LEHMAN BROTHERS WILL BILL & DELIVER

The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.

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